Exhibit 99.1

REXFORD INDUSTRIAL TO ACQUIRE 1.53 MILLION SQUARE FOOT

INDUSTRIAL PORTFOLIO FOR $191.0 MILLION

– Will Add Nine Properties in Core Infill Submarkets –

Los Angeles – April 11, 2016 – Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on owning and operating industrial properties located in Southern California infill markets, today announced that they have entered into a definitive agreement to acquire a private REIT that owns a portfolio of nine industrial properties for a total purchase price of approximately $191.0 million, or approximately $125 per square foot, exclusive of closing costs. The acquisition is not subject to a diligence condition. The Company intends to fund a portion of the acquisition through the exercise of an accordion on a recently closed $125.0 million unsecured term loan for an additional $100.0 million in proceeds.

“The acquisition of this institutional quality portfolio is another example of the Company’s ability to leverage deep local relationships to source high-quality, well-located assets in off-market or lightly marketed transactions,” stated Howard Schwimmer and Michael Frankel, Co-Chief Executive Officers of the Company. “This accretive acquisition is expected to be completed at below replacement cost and enables the Company to expand our operating leverage as we increase our square footage by 50% in Orange County, in particular, which is one of our key target markets. We are pleased to demonstrate the continued execution of our strategy to accretively grow our portfolio in infill Southern California’s supply constrained industrial markets to create long term shareholder value.”

The portfolio consists of nine properties totaling 1,530,814 net rentable square feet on 79.8 acres, and is 100% leased to twelve tenants with a staggered lease roll and a weighted average remaining lease term of 4.5 years. Two of the buildings were constructed in 2015 and most of the other assets were renovated in the past three years. The properties are located in four of the Company’s core infill Southern California markets, including Orange County, Los Angeles-San Gabriel Valley, Inland Empire West, and Central San Diego.

The acquisition is expected to close in the second quarter of 2016 and is subject to customary closing conditions.

About Rexford Industrial

Rexford Industrial is a real estate investment trust focused on owning and operating industrial properties in Southern California infill markets. The Company owns interests in 121 properties with approximately 12.2 million rentable square feet and manages an additional 19 properties with approximately 1.2 million rentable square feet.

For additional information, visit www.rexfordindustrial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Current Report on Form 8-K filed with the SEC on or around the date of this press release. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contact:

Investor Relations:

Stephen Swett

424 256 2153 ext. 401

investorrelations@rexfordindustrial.com